May 29, 2012

Dear Shareholders,

As you may already know from my previous letters, everyone at 3Dicon has been working on improving the performance of our patented CSpace® volumetric 3D technology and, at the same time, exploring opportunities for 3DIcon in the glasses-free flat screen 3D area. Before I bring you up-to-date on our progress in both of these areas, I would like to say a few words about the recent reverse split.

As noted previously, FINRA regulations are making it more difficult to deposit low priced stock. In order for 3DIcon stock to be attractive to investors, the reverse split was necessary in order to avoid the deterrents related to depositing low priced stock for potential investors. Please keep in mind that the reverse split was approved by more than 85% of the Company’s shareholders at the annual shareholders meeting in October of 2011. We believe the reverse split will help with the deposit issue and will be a positive for the Company’s long term financial status and share structure.

Regarding our continued efforts to improve the performance of the CSpace technology, we are making better-than-expected progress on our second-generation prototype. As you may recall from my previous letters, our goals for this new prototype were to first improve image brightness, and then to improve resolution (increase the number of voxels or 3D pixels), and lastly to increase the size of the image. I am delighted to report that our technical team has made significant improvements in brightness and resolution. The image generated by the second-generation prototype is approximately fifty times (50x) brighter than our first generation prototype and can now be viewed in normal room lighting. We have achieved our brightness goal! As a result of the increased brightness, resolution has also been improved. The estimated resolution of the second-generation prototype is approximately five times (5x) greater than the first generation prototype. We are particularly pleased with these recent developments because, as I have discussed in earlier letters to shareholders, 3DIcon has put in place a new development strategy and, in about three months since its implementation, we have already reached an important goal. Furthermore, in the coming months and in accordance with the development strategy, we plan to further increase resolution, as well as image size.

On the business development front, we recently returned from Europe where we met with the top European display integrators and technology companies in the glasses-free flat screen 3D field. The seven companies visited included Philips, an early pioneer in glasses-free 3D, who recently announced their partnership with Dolby Laboratories to accelerate the adoption of glasses-free flat screen 3D technology. Every company we met with felt that our approach to the market was correct, that our market timing was good, and that they would be interested in either being acquired by 3DIcon or forming a strategic technology or marketing partnership with 3DIcon. The Europe trip significantly added to the pool of US-based candidates with which we may consider for acquisition or partnership. As you may recall, the goals of the glasses-free flat screen 3D effort are both near term revenue and long-term sustainable competitive advantage. With a view towards these goals, we have already started narrowing our list to several top candidates and have initiated non-binding discussions with one of these companies for a possible acquisition.

As you can see from the above paragraphs, we have been very busy over the last few months on both technical development of volumetric 3D and business development of flat screen 3D. After meeting with potential partners and acquisition candidates, I am even more convinced that we need to do both of these in order to achieve and maintain a significantly advantaged position in the 3D display industry and the value that you, our shareholders, expect from the company and the management team. With your continued support, we plan to deliver that value to you.

Sincerely,

3DICON CORPORATION

Mark Willner

Chief Executive Officer

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," “estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.